Exhibit 99.2

Unaudited Pro Forma Combined Statement of Income

The following unaudited pro forma combined statement of income gives effect to the InteCap, Inc. (InteCap) acquisition and to the related bank financing. Our unaudited historical balance sheet as of May 14, 2004 included in our Quarterly Report on Form 10-Q/A for the quarter ended May 14, 2004 reflects the InteCap acquisition; therefore, we have not included a pro forma combined balance sheet.

The unaudited pro forma combined statement of income for the fiscal year ended November 29, 2003, gives effect to the acquisition of InteCap and related bank financing as if the InteCap acquisition and the related bank financing had occurred on December 1, 2002. The unaudited pro forma combined statement of income for the year ended November 29, 2003, includes amounts derived from the audited consolidated statement of income of Charles River Associates Incorporated (CRA) for the fiscal year ended November 29, 2003, an unaudited consolidated statement of income of InteCap for the year ended November 29, 2003, and pro forma adjustments to reflect the InteCap acquisition and the related bank financing. InteCap's historical statements of income have been conformed to CRA's fiscal year. InteCap previously had a fiscal year ending on December 31.

The unaudited pro forma combined statement of income should be read in conjunction with the historical consolidated financial statements of InteCap, which were previously filed as Exhibit 99.1, and the consolidated financial statements and “Management's Discussion and Analysis of Financial Condition and Results of Operations” of CRA included in its Annual Report on Form 10-K for the year ended November 29, 2003, and its Quarterly Reports on Form 10-Q, for the quarters ended February 20, 2004, and May 14, 2004, as amended. The unaudited pro forma combined income statement is not necessarily indicative of the financial results that would have occurred if the InteCap acquisition and the related bank financing had been consummated on the date indicated, nor is it necessarily indicative of the financial results which may be attained in the future, including synergies that may be achieved.

The pro forma adjustments, as described in the “Notes to Unaudited Pro Forma Combined Statement of Income,” are based upon available information and upon certain assumptions that CRA's management believes are reasonable. The allocation of the purchase price is preliminary, based on management's estimates. CRA has not yet completed the evaluation and allocation of the purchase price. Fair values will be determined based on internal studies and independent third-party appraisals. CRA will finalize the purchase price allocation after it receives a final appraisal report, completes its internal studies, and receives other relevant information relating to the acquisition. The final purchase price allocation may be significantly different from the preliminary estimate.

Unaudited Pro Forma Combined Statement of Income

Year Ended November 29, 2003

(in thousands, except per share data)

	CRA	InteCap	Adjustments		Combined Total

Revenues	$163,458	$57,192			$220,650
Costs of services	100,168	40,918			141,086
Gross profit	63,290	16,274			79,564
			$1,300	(A)
Selling, general and administrative expenses	43,055	16,123	(520	(B)	59,958
Income (loss) from operations	20,235	151	(780)		19,606
			(832)	(C)
Interest and other income (expense), net	85	(1,926)	2,011	(D)	(662)

Income (loss) before provision for income taxes and minority interest	20,320	(1,775)	399		18,944
Provision for income taxes	(8,737)	(63)	658	(E)	(8,142)
Income (loss) before minority interest	11,583	(1,838)	1,057		10,802
Minority interest	(154)	—	—		(154)
Net income (loss)	$11,429	$(1,838)	$1,057		$10,648

Net income per share:
Basic	$1.21				$1.13

Diluted	$1.16				$1.08

Weighted average number of shares outstanding:
Basic	9,438				9,438

Diluted	9,843				9,843

Notes to Unaudited Pro Forma Combined Statement of Income

(A)     An adjustment has been made to reflect the amortization of the estimated fair value of acquired amortizable intangible assets related to the acquisition of InteCap.  The intangible assets are amortized on a straight-line basis over five years, the estimated useful life.

(B)     An adjustment has been made to reflect the reversal of intangible asset amortization included in InteCap's historical statements of income.

(C)     An adjustment has been made to reflect the additional interest expense related to the line of credit borrowings of $39.6 million used to finance the InteCap acquisition at an estimated average annual interest rate of 2.1%.  The actual average annual interest incurred in the second quarter of fiscal 2004 was 2.1%.

(D)     An adjustment has been made to reflect the reversal of InteCap interest expense associated with InteCap debt that was repaid in connection with the acquisition.

(E)     The adjustment to income tax expense represents adjusting the effective tax rate to an estimated 43% on the combined total.  The actual effective income tax rate for fiscal 2003 was 43%.